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                                                                     EXHIBIT 21

              Santa Barbara Restaurant Group, Inc. and Subsidiaries
                              List of Subsidiaries

           ENTITY                        STATE OF INCORPORATION        DBA
          --------                       ----------------------        ---
                                                                       N/A
Santa Barbara Restaurant Group, Inc.     Delaware                      Timber Lodge Steakhouse
Timber Lodge Steakhouse, Inc.            Minnesota                     Green Burrito
GB Grill Franchise Corporation           California                    Green Burrito
Green Burrito, Inc.                      California                    La Salsa
La Salsa, Inc.                           California                    La Salsa
La Salsa Franchise, Inc.                 California                    La Salsa
La Salsa of Nevada, Inc.                 Nevada